Filed Pursuant to Rule 433

Registration No. 333-261901-20

**PRICED** $1.69+B SDART 2024-5 SUBPRIME AUTO ABS

Joint Lead Bookrunners: Wells Fargo Securities (str), Citi, Mizuho, and Santander US Capital Markets

DE&I coordinator: Wells Fargo

DE&I co-managers: Cabrera Capital Markets, LLC and AmeriVet Securities, Inc.

-CAPITAL STRUCTURE-

Class	Size ($MM)	WAL*	Moody’s/Fitch	P.WIN	E.FNL	L.FNL	BNCH	SPRD	YLD%	CPN%	$PX
===========================================================================================================
A-1	199.930	0.10	P-1/F1+	01-03	01/25	10/25	ICUR	<N/O>
A-2	563.580	0.61	Aaa/AAA	03-14	12/25	09/27	ICUR	57	4.937	4.880	99.99606
A-3	325.950	1.54	Aaa/AAA	14-24	10/26	11/28	ICUR	63	4.667	4.620	99.99683
B	206.620	2.29	Aaa/AA	24-32	06/27	08/29	ICUR	77	4.680	4.630	99.98933
C	187.840	2.97	Aa2/A	32-41	03/28	01/31	ICUR	98	4.831	4.780	99.99167
D	216.010	3.70	Baa2/BBB	41-46	08/28	02/32	ICUR	135	5.198	5.140	99.99152
===========================================================================================================

*1.50% ABS to 10.00% Clean-Up Call

-TRANSACTION SUMMARY-

Size: $1.69+b (NO GROW)

Format: SEC Registered

ERISA: Yes

Min Denoms: 1k x 1k

Expected Ratings: Moody’s / Fitch

Ticker: SDART 2024-5

First Interest Payment: 11/15/2024

Exp. Settle: 10/29/2024

B&D: Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus: attached

FWP: attached

Intex CDI: attached

Intexnet Deal Name: wssdart_2405 Password: V369

Dealroadshow: https://dealroadshow.com Code: SDART2024-5

Dealroadshow Direct Link: https://dealroadshow.com/e/SDART2024-5

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